EXHIBIT 5.2

[Letterhead of Darden Restaurants, Inc.]

February 22, 2018

Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, Florida 32837

Re:	Registration Statement on Form S-3 File No. 333-213992
Ladies and Gentlemen:
I am Senior Vice President, Division General Counsel - Securities and Finance of Darden Restaurants, Inc., a Florida corporation (the “Company”), and in such capacity I am familiar with the above-captioned Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate amount of debt securities of the Company to be offered from time to time, and a Prospectus Supplement dated February 7, 2018 to the Prospectus dated February 7, 2018 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $300,000,000 aggregate principal amount of 4.550% Senior Notes due 2048 (the “Notes”). The Notes are to be issued under the Indenture dated as of January 1, 1996, as amended and supplemented by the First Supplemental Indenture dated as of February 20, 2018 (such Indenture, as so amended and supplemented, the “Indenture”) between the Company and Wells Fargo Bank, National Association (as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as trustee (the “Trustee”) and sold pursuant to the Underwriting Agreement dated February 7, 2018 (the “Underwriting Agreement”) between the Company and several underwriters named therein, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC are acting as representatives.
I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinions set forth below. In rendering my opinions, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.
I am certified as an Authorized House Counsel to provide legal services in the State of Florida on behalf of Darden Restaurants, Inc. and its subsidiaries only, and do not purport to be an expert on any other laws other than the laws of the United States and the State of Florida and this opinion is rendered only with respect to such laws.

Based on the foregoing, I am of the opinion that:

1.	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

2.	The Company has the corporate power to execute, deliver and perform its obligations under the Indenture and the Notes.

3.
The Notes have been duly authorized by all requisite corporate action and, when duly executed by the Company in accordance with the resolutions of the Board of Directors of the Company adopted on January 18, 2018 and of the Pricing Committee of the Company adopted by written consent dated February 7, 2018 relating to the Notes, and the Indenture, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Underwriting Agreement, will have been duly executed and delivered by the Company.

My opinions expressed above are limited to the laws of the State of Florida and the federal laws of the United States of America.

I hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of Debt Securities” contained in the Prospectus. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Anthony G. Morrow
Authorized House Counsel,
Member of the State Bar of Michigan only